Exhibit 99.1

Financial Results First Quarter 2004 April 15, 2004

Forward-looking statement disclosure Certain statements made by management in this presentation are not statements of historical fact, but are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These "forward-looking statements" involve risks and uncertainties, which may cause actual results to differ materially from those in such statements. Additional discussion of factors that could cause actual results to differ materially from projections, forecasts, estimates and expectations is contained in the first quarter 2004 earnings release and respective SEC filings, including the 2003 Annual Report on Form 10-K and Form 8-K dated April 15, 2004.

Union Planters Corporation Summary income statement information Dollars in thousands, except per share information.

First quarter 2004 pre-tax charges and benefits Pre-tax charges Charges incurred as a result of our decision to sell certain loan portfolios $18.0 million associated with the brokered home equity portfolio with balances of $140.1 million $7.8 million associated with the rental car fleet portfolio with balances of $95.1 million Charges incurred to rightsize mortgage and credit operations $3.2 million in severance and other costs associated with the reduction in staff Pre-tax benefits $26.0 million, or $.10 after-tax per diluted share, annualized benefits consisting of reduced credit costs and lower expenses in the mortgage and credit areas 60% of these benefits to be realized in 2004

Net interest income Dollars in thousands Percentages represent fully taxable-equivalent net interest margin (tax-equivalent adjustment of $5.5 million, $4.3 million and $3.1 million, respectively; a 35% effective tax rate is assumed for all periods).

Growth in Union Planters' balance sheet Dollars in billions; average daily balances Percentages calculated on average balances; numbers may vary due to rounding. Consumer mortgage portfolio excludes secured by 1-4 family residential loans in branches sold of $49.0 million, $22.4 million and $5.1 million from Q1 2003, Q4 2003 and Q1 2004, respectively, and the mortgage loan portfolio sales in Q4 2003 and Q1 2004 of $358.6 million and $23.9 million, respectively. These are excluded as management believes the resultant balance is indicative of core consumer mortgage activity. +8.7% Annualized +32.4% +22.6% Annualized +8.7% +1.9%

Noninterest income Dollars in thousands

Noninterest expense Dollars in thousands Q1 2004 adjusted noninterest expenses exclude merger-related expenses of $4.0 million; expenses related to the rightsizing of the Company's mortgage and credit operations of $3.2 million; and an $8.3 million impact of a tax strategy as management believes the resultant amount is more indicative of core noninterest expense. -6.5% -3.1%

Credit quality trends Dollars in millions -19.4% Percentages represent nonperforming assets as a percentage of loans and foreclosed properties. Nonperforming assets declined for the sixth straight quarter and are at the lowest level since Quarter 1, 2001.

Continued capital strength *Estimated Quarter 1, 2004 Tier-one capital ratio. Selected peer group includes: FITB, BBT, STI, NCC, FTN, ASO, CBSS, HBAN, SOTR, RF, NCF, CNB and HIB. PLACEHOLDER